Exhibit 10.3
WM Technology, Inc.

Amended and Restated
Non-Employee Director Compensation Policy

Approved and Adopted by the Board of Directors: January 29, 2026
Effective January 1, 2026

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) of WM Technology, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). An Outside Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy amends, restates and supersedes that certain Non-Employee Director Compensation Policy approved and adopted by the Company on October 1, 2023 (the “Prior Policy”).

In furtherance of the purpose stated above, all Outside Directors who serve as a member of the Board of Directors (the “Board”) shall receive, as compensation for services provided to the Company, (a) the cash retainers set forth below and (b) a grant of restricted stock units as set forth below.

I.Cash Retainers

Outside Directors are eligible to receive the annual cash retainers in the amounts and subject to the terms and conditions as set forth below; provided however the annual cash retainer compensation, along with each additional cash retainer that an Outside Director receives for leadership roles on the Board (such as a committee membership or chair, or any other special services provided to the Board), shall not exceed the seventy-fifth (75th) percentile of the peer group (the “Peer Group”) identified by a qualified independent compensation consultant engaged by the Compensation Committee (the “Compensation Consultant”) for comparable roles, membership or services, unless no such comparable roles, membership or services are identified in the Peer Group by the Compensation Consultant.

All payments shall be made in arrears on the last business day of each fiscal quarter in which the Outside Director’s service occurred. All annual cash retainers are vested upon payment.

If an Outside Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal year, with the prorated amount paid for the first fiscal quarter in which the Outside Director provides the service, and regular full quarterly payments thereafter.

All retainers set forth below are effective as of January 1, 2025.

Exhibit 10.3
(a)Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board.

(b)Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson: $20,000
Audit Committee member (other than Chairperson): $10,000
Compensation Committee Chairperson: $15,000
Compensation Committee member (other than Chairperson): $7,500
Nominating and Corporate Governance Committee Chairperson: $10,000
Nominating and Corporate Governance Committee member (other than Chairperson): $5,000
Technology Committee Chairperson: $15,000
Technology Committee member (other than Chairperson): $7,500
Special Committee member: $10,000 per month of service during the 2025 calendar year, up to a $50,000 cap
(c)    Additional Annual Retainer for Chairperson of our Board of Directors (if an Outside Director): $60,000

(d)    Additional Annual Retainer for Lead Independent Director: $25,000 for serving as lead independent director of our Board of Directors.

(e)    Additional Meeting Fees for each Director: Any Outside Director who attends more than eight (8) meetings of (i) the Board plus (ii) any ad hoc or special committee meetings not named in I.(b) above during any calendar year will receive an additional $1,000 for each meeting attended in the calendar year in excess of eight (8). Any Outside Director who attends more than eight (8) meetings of any Committee named in I.(b) above on which that Outside Director serves during any calendar year will receive $1,000 for each meeting of that Committee attended in the calendar year in excess of eight (8).

II.Equity Retainers

(a)New Director Grants. Without any further action of the Board or Compensation Committee of the Board, each Outside Director who is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director (the “Commencement Date”), receive an initial, one-time grant of restricted stock units (the “New Director Grant”) with an approximate aggregate value of the lesser of (i) $400,000 or (ii) two (2) times the value of the most recent Annual Grant (as defined below). The New Director Grant will vest in three equal annual installments on the date

Exhibit 10.3
of each of the first three annual meetings of the Company’s stockholders (each, an “Annual Meeting Date”) following the Commencement Date. The New Director Grant may only be granted once to any Outside Director.
(b)Annual Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on each Annual Meeting Date, each Outside Director who will continue as a member of the Board following such Annual Meeting Date will receive a grant of restricted stock units on the Annual Meeting Date (the “Annual Grant”) with an aggregate value of approximately $200,000. Each Annual Grant will vest in full on the earlier of (A) the first anniversary of its grant date or (B) the next Annual Meeting Date. Annual Grants have following additional limitations:
1.no Annual Grant will have a value that exceeds the seventy-fifth (75th) percentile of the Peer Group identified by the Compensation Consultant;
2.each Class III director who is a member of the Board on January 1, 2026 will not be eligible to receive an Annual Grant pursuant to this Policy in 2026 and will first be eligible to receive an Annual Grant pursuant to this Policy on the Annual Meeting Date that occurs in 2027, provided that such director continues as a member of the Board following such Annual Meeting Date; and
3.each Class I director who is a member of the Board on January 1, 2026 will not be eligible to receive an Annual Grant pursuant to this Policy in 2026 or 2027 in 2026 and will first be eligible to receive an Annual Grant pursuant to this Policy on the Annual Meeting Date that occurs in 2028, provided that such director continues as a member of the Board following such Annual Meeting Date.

III.General

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)    Plan. The grants of equity retainer awards to Outside Directors will be made pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).
(b)    Value. For purposes of this Policy, the number of restricted stock units granted to an Outside Director hereunder shall be calculated by dividing the target value of such award by the volume weighted average price of the Common Stock (as defined in the Plan) during the 60 trading day period ending on the day prior to the effective date of the grant (or, if that end date isn’t a trading day, the trading day prior). If the value of each grant of restricted stock units is denominated in dollars, the number of shares of restricted stock units that are granted pursuant to each award shall be rounded down to the nearest whole share.
(c)    Revisions. The Board and/or the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board and/or the Compensation Committee determines to make any such change or revision.

Exhibit 10.3
(d)    Vesting; Change in Control Acceleration. All vesting is subject to the Outside Director’s Continuous Service (as defined in the Plan) through the applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Outside Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan) (the “Closing”), all New Director Grants and Annual Grants held by such Outside Director will become 100% vested immediately prior to the Closing.
(e)    Remaining Terms. The remaining terms and conditions of each restricted stock unit, including transferability, will be as set forth in the Company’s standard restricted stock unit award agreement, in the applicable form adopted from time to time by the Board or the Compensation Committee of the Board.

IV.    Expenses

The Company will reimburse all reasonable out-of-pocket travel expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

V.    Maximum Annual Compensation

The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such Outside Director, will not exceed (i) $750,000 in total value or (ii) in the event such Outside Director is first appointed or elected to the Board during any calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (or such other limit as may be set forth in Section 3(d) of the Plan or any similar provision of a successor plan).

VI.    Administration

The Board, or Compensation Committee of the Board, will administer the Policy. The Board or the Compensation Committee of the Board will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board or the Compensation Committee of the Board will be final and binding on all persons having an interest in the Policy.
4